EXHIBIT 11
                                 VIDEONICS, INC.
                        COMPUTATION OF EARNINGS PER SHARE

                    (In thousands, except per share amounts)


                                                               Quarter Ended
                                                                 March 31,
                                                               ---------------
                                                               1997       1996
                                                               ----       ----

Net income (loss)                                             $(2,412)   $   449
                                                              =======    =======

      Weighted average number of common shares outstanding 5,730 5,567 Adjustments for options calculated under the treasury
      stock method                                               --          333
                                                              -------    -------

Weighted average common and equivalent shares outstanding       5,730      5,900
                                                              =======    =======

Net income (loss) per share(1)                                $ (0.42)   $  0.08
                                                              =======    =======


(1) There is no difference between primary and fully diluted net income per share.

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